Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$269.78	Daily Average Number of Shares Traded[2]	46,417
NAV per share[1]	$17.98	Outstanding Shares[3]	15,005,224
Closing price[2]	$15.45	Expense Ratio (4/30/2021)	1.56%
Discount	14.07%	Portfolio Turnover (4/30/2021)	9.21%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	2.66%	14.46%	56.35%	2.18%	3.37%	1.70%
MXF NAV	2.34%	14.18%	53.56%	1.81%	3.21%	1.57%
MSCI Mexico Index	2.38%	16.22%	55.53%	0.50%	2.38%	0.05%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During July 2021, the Fund repurchased no shares.

Top Ten Holdings (64.63% of Net Assets)
1 América Móvil	14.00%	6 Cemex	5.30%
2 Grupo México	8.51%	7 Alfa	4.36%
3 Wal-Mart de México	7.59%	8 Orbia Advance Corporation	4.05%
4 Grupo Financiero Banorte	7.58%	9 Ternium	3.61%
5 Fomento Económico Mexicano	6.32%	10 Kimberly-Clark de México	3.31%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.
Fund Manager´s Comments
Global equity markets registered mixed returns during July 2021. The MSCI World Index increased 1.7%, while the MSCI Emerging Markets Index decreased 7.0%, during the month, affected by a 14.2% decline in the MSCI China Index. The Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and announced that it will continue to purchase government securities. The DJIA and the S&P 500 increased 1.3% and 2.3%, respectively; the interest rate on the 10-year Treasury note decreased 25 basis points to 1.22% and the U.S. dollar depreciated 0.3% (measured by the DXY Index4). In Mexico, the MSCI Mexico Index increased 2.4% and the Mexican peso appreciated 0.3% to Ps. $19.87, whereas the Fund’s NAV increased 2.3%, slightly underperforming its benchmark during the month; however, the Fund’s NAV has outperformed its benchmark in long term periods from three to ten years, as shown in the performance table of the prior page.

In local news, preliminary GDP[5] for the second quarter of 2021 expanded for the fourth consecutive quarter; it increased 1.5% on quarterly terms and 19.6% on an annual basis due to a low comparison base. Mexican-listed companies reported their financial results for the second quarter of 2021, showing positive results, highlighted by a significant expansion in profitability margins and an improved outlook for the rest of 2021. Sales and Ebitda increased 20.3% and 45.0%, respectively, in annual terms, benefited by a recovery in global and domestic economic activity, the increase in several commodity prices and cost reductions implemented. As a result of the strong earnings growth, the MSCI Mexico P/E ratio presents an attractive valuation, trading at 16.8x trailing 12-month earnings, below its three- and five-year average of 19.7x and 20.1x, respectively.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5 Figures for preliminary GDP are seasonally adjusted.